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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF AQUILA ENERGY CORPORATION

SUBSIDIARY                                  STATE OR JURISDICTION OF
                                            INCORPORATION OR ORGANIZATION
----------------------------------------    -----------------------------------
Aquila Energy Marketing Corporation         Delaware
Aquila Risk Management Corporation          Delaware
Aquila Gas Pipeline Corporation             Delaware
UtilCo Group Inc.                           Delaware
Aquila Energy Resources Corporation         Delaware
Aquila Canada Holdings, Inc.                Delaware
Aquila Offshore Gas Systems Corporation     Delaware
Aquila Gas Storage, Inc.                    Delaware
Aquila Technology, Inc.                     Delaware
Aquila Energy (Bermuda) Ltd.                Bermuda